EXHIBIT 5.2

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN · 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 · FACSIMILE: (0)1.56.59.39.38 · TOQUE J 001

WWW.JONESDAY.COM

November 3, 2016

Orange

78, rue Olivier de Serres

75015 Paris, France

Re:    $1,250,000,000 aggregate principal amount of 1.625% Notes due 2019 of Orange (hereinafter referred to as the “Notes”)

Ladies and Gentlemen:

We are acting as special United States counsel for Orange, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated October 25, 2016 (the “Purchase Agreement”), entered into by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, and MUFG Securities Americas Inc. (collectively, the “Underwriters”). The Notes are being issued pursuant to the indenture dated as of November 3, 2016 (the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

We have assumed that (i) the Company is a société anonyme duly incorporated and validly existing under the laws of the French Republic, (ii) the Indenture and the definitive terms of the Notes have been (a) authorized in accordance with all necessary corporate action of the Company and applicable law, including laws of the French Republic (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the issuance of the Notes) and (b) executed and delivered by the Company under the laws of the French Republic, and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate or conflict with the laws of the French Republic or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Company or its properties or the terms and provisions of the statuts (By-laws) of the Company.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of the French Republic.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-200788) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of Notes” and “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day